EXHIBIT 4.04

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of June 14, 2007 by and between Kana Software, Inc., a Delaware company (“Acquiror”), and the individuals listed on Exhibit A attached hereto who execute one or more counterpart signature pages to this Agreement (the “Holders”).

RECITALS

A. This Agreement is entered into pursuant to that certain Membership Interest Purchase Agreement dated as of May 4, 2007 (the “Purchase Agreement”) by and among Acquiror and the members of eVergance Partners, LLC, a Kansas limited liability company (the “Company”), listed on Exhibit A attached thereto.

B. The Purchase Agreement provides that, subject to the terms and conditions therein, the Members will sell, assign and transfer to Acquiror, and the Acquiror will purchase, all of the Membership Interests pursuant to the terms and conditions of the Purchase Agreement (the “Purchase”).

C. As an inducement for the Holders to approve the Purchase Agreement, the Purchase and the transactions contemplated by the Purchase Agreement, Acquiror desires to grant the registration rights to the Holders as contained herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. Definitions and References.

Unless otherwise defined herein, the capitalized terms in this Agreement have the same meanings given to them in the Purchase Agreement. For purposes of this Agreement, in addition to the definitions set forth elsewhere herein or in the Purchase Agreement, the following terms shall have the following respective meanings:

“Affiliate” of a Holder shall mean a person who controls, is controlled by or is under common control with such Holder, or the spouse or children (or a trust exclusively for the benefit of a spouse and/or children) of such Holder.

“Register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a Registration Statement or similar document in compliance with the United States Securities Act of 1933, as amended (the “1933 Act”), and the declaration or ordering of effectiveness of such Registration Statement or document by the United States Securities and Exchange Commission (the “SEC”).

“Registrable Stock” shall mean (a) the Acquiror Common Stock issued to a Holder pursuant to Section 1.2(iii) of the Purchase Agreement; (b) the Acquiror Common Stock issued or issuable upon exercise of the Acquiror Options granted to a Holder pursuant to Section 1.2(iv) of the Purchase Agreement, and (c) any Acquiror Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, option or other convertible security which is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the Acquiror Common Stock referred to in the foregoing subparagraphs (a) and (b). For purposes of this Agreement, any Registrable Stock shall cease to be Registrable Stock when (x) a Registration Statement covering such Registrable Stock has been declared effective and such Registrable Stock has been disposed of pursuant to such effective Registration Statement, (y) such Registrable Stock is sold by a person in a transaction that is exempt from registration pursuant to Rule 144 under the 1933 Act or a transaction in which the Holders’ rights under this Agreement are not assigned in accordance with Section 6 of this Agreement, or (z) such Registrable Stock shall have become freely salable without restriction pursuant to Rule 144(k). In addition, the Registrable Stock held by any Holder shall cease to be Registrable Stock on such date on which all of the Registrable Stock held by such Holder can be sold within a period of three months pursuant to Rule 144 promulgated under the 1933 Act (or any similar provision then in effect).

“Prospectus” shall mean the prospectus relating to the Registrable Stock included in the Registration Statement (as defined below), including any preliminary prospectus and any such prospectus as amended or supplemented by any prospectus supplement and by all other amendments and supplements to a prospectus, including post-effective amendments, and in each case including all materials incorporated by reference therein.

2. “Shelf” Registration.

(a) Within six months following the Closing of the Purchase Transaction, Acquiror shall be eligible to file with the SEC a “shelf” registration statement on Form S-3 and shall file such a Form S-3 in the format required by the SEC with all required exhibits pursuant to Rule 415(a)(1) under the 1933 Act (the “Registration Statement”) for the public resale on a continuous or delayed basis by the Holders of all of the Registrable Stock, and shall use commercially reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as possible after the filing thereof; provided, that in the event that Acquiror shall not be eligible to file on a Form S-3, then the term “Registration Statement” shall refer to a “shelf” registration statement on a Form S-1. The plan of distribution indicated in the Registration Statement will include a description of the manner of sale to be used by the Holders as the Holders may reasonably request in writing prior to the filing of the Registration Statement and that can be included in the Registration Statement under the rules and regulations of the SEC. Acquiror shall use commercially reasonable efforts, subject to Section 3(c), to keep the Registration Statement continuously effective under the 1933 Act until such time as all of the Registrable Stock ceases to be Registrable Stock. The Holders will only offer and sell Registrable Stock in transactions that are covered by the plan of distribution indicated in the Registration Statement or are exempt from registration under the 1933 Act.

(b) Subject to Acquiror’s compliance with subsection (a) of this Section 2, the parties hereby acknowledge that Acquiror shall not have any liability under this Agreement to any person in the event that any Form S-3 is not declared effective by the SEC.

3. Obligations of Acquiror and Holders.

(a) Acquiror shall prepare and file with the SEC such amendments, post-effective amendments and supplements to the Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Registration Statement effective, subject to Section 3(c), and shall use commercially reasonable efforts to comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Stock covered by the Registration Statement for the period required to effect the distribution of the Registrable Stock as set forth in Section 2. Acquiror shall use its reasonable best efforts to maintain eligibility to use a Form S-3 under the rules and regulations of the SEC until the registration rights of the Holder under this Agreement terminate.

(b) Acquiror shall use commercially reasonable efforts to register or qualify the Registrable Stock covered by the Registration Statement under the securities or Blue Sky laws of such jurisdiction within the United States and Puerto Rico as shall be reasonably requested by the Holders for the distribution of the Registrable Stock covered by the Registration Statement; provided, however, that Acquiror shall not be required in connection therewith or as a condition thereto to qualify to do business in or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this paragraph (b) be obligated to do so; and provided, further, that with respect to Registrable Stock held by any Holder, Acquiror shall not be required to qualify such Registrable Stock in any jurisdiction in which the securities regulatory authority requires that such Holder submit any of his or her Registrable Stock to the terms, provisions and restrictions of any escrow, lockup or similar agreement(s) for consent to sell Registrable Stock in such jurisdiction unless such Holder agrees to do so.

(c) Notwithstanding any other provision herein, Acquiror may suspend the use of any Prospectus, without incurring any liability or obligation to the Holders, for a period not to exceed ninety (90) consecutive calendar days or an aggregate of one hundred and twenty (120) calendar days in any twelve-month period (each, a “Suspension Period”) if Acquiror shall have determined in good faith that for valid business reasons, including without limitation plans for a registered public offering, a material acquisition or other proposed or pending material corporate developments and similar events, or because of filings with the SEC, or in the event of a material development or transaction affecting Acquiror that has not yet been publicly disclosed, it is in the best interests of Acquiror to suspend such use of such Prospectus, and prior to suspending such use Acquiror provides the Holders with prior written notice of such suspension, which notice need not specify the nature of the event giving rise to such suspension. Following delivery of such notice, each Holder agrees not to sell any Registrable Stock pursuant to the Registration Statement until the earlier of such Holder being advised in writing that the Prospectus may be used or the ninety day or one hundred and twenty day limit described above has been reached. Each Holder shall keep confidential any communications received by it from Acquiror regarding the suspension of the use of the Prospectus (including without limitation the fact of suspension).

(d) Acquiror shall furnish to the Holders such numbers of copies of the Prospectus in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in writing in order to facilitate the disposition of Registrable Stock owned by them.

(e) Acquiror shall notify as promptly as reasonably practicable each Holder of Registrable Stock under the Registration Statement (i) of any request following the effectiveness of the Registration Statement, by the SEC or any state securities authority for post-effective amendments or supplements to the Registration Statement and Prospectus or for additional information after the Registration Statement has become effective, (ii) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose, (iii) of the occurrence (but not the nature of or details concerning) of any event or the discovery of any facts during the period the Registration Statement is effective which makes any statement made in the Registration Statement or the related Prospectus untrue in any material respect or which requires the making of any changes in the Registration Statement or Prospectus in order to make the statements therein not misleading (provided however that no notice by Acquiror shall be required pursuant to this subclause (iii) in the event that Acquiror either files a Prospectus supplement to update the Prospectus or a Form 8-K or other appropriate Exchange Act report that is incorporated by reference into the Registration Statement, which, in either case, contains the requisite information that results in the Registration Statement no longer containing any untrue statement of material fact or omitting to state a material fact necessary to make the statements therein not misleading), (iv) of the receipt by Acquiror of any notification with respect to the suspension of the qualification of the Registrable Stock for sale in any jurisdiction or the initiation of any proceeding for such purpose, and (v) of any determination by Acquiror that a post-effective amendment to the Registration Statement would be required by applicable law.

(f) Upon the occurrence of any event or the discovery of any facts, each as contemplated by Sections 3(e)(i), (ii), (iii), (iv) and (v), and subject to Section 3(c), as promptly as practicable after the occurrence of such an event, Acquiror shall use commercially reasonable efforts to promptly prepare a supplement or post-effective amendment to the Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Stock, such Prospectus will not contain at the time of such delivery any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. At such time as such public disclosure is otherwise made or Acquiror determines that such disclosure is not necessary, in each case to correct any misstatement of a material fact or to include any omitted material fact, Acquiror agrees promptly to notify each Holder of such determination and to furnish each Holder such number of copies of the Prospectus as amended or supplemented, as such Holder may reasonably request.

(g) Each Holder agrees that, upon receipt of any notice from Acquiror of the happening of any event or the discovery of any facts, each of the kind described in Section 3(e)(i), (ii), (iii), (iv) and (v), and subject to Section 3(c), such Holder will forthwith discontinue disposition of Registrable Stock pursuant to the Prospectus included in the Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3(f) or written notice from Acquiror that the Registration Statement is again effective and no amendment or supplement is needed, and, if so directed by Acquiror, such Holder will deliver to Acquiror all copies in such Holder’s possession, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Stock at the time of receipt of such notice.

(h) The Holders acknowledge and agree that all such Registrable Stock registered pursuant to this Agreement will be tradable on the “Over the Counter Bulletin Board” market and that Acquiror is under no obligation to list the Registrable Stock on any securities exchange.

4. Furnish Information. It shall be a condition precedent to the obligations of Acquiror to take any action pursuant to this Agreement that each Holder shall furnish to Acquiror such information regarding itself, the Registrable Stock held by it, and the intended method of disposition of such securities as Acquiror shall reasonably request and as shall be required in connection with the actions to be taken by Acquiror hereunder, including but not limited to the delivery by the Holder of a fully completed notice and questionnaire in the form attached hereto as Annex A (the “Questionnaire”) and such other information in writing as Acquiror may reasonably request in writing for use in connection with the Registration Statement or Prospectus included therein and in any application to be filed with or under state securities laws.

5. Expenses. Acquiror will pay any filing fees incurred in connection with the registration pursuant to this Agreement. All other expenses incurred in connection with the registration pursuant to this Agreement, excluding underwriters’ or brokers’ discounts and commissions, but including, without limitation, word processing, duplicating, printers’ and accounting fees, listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or Blue Sky laws, and the fees and disbursements of counsel for Acquiror, shall be paid by Acquiror. Each Holder shall bear and pay the underwriting discounts, commissions and brokerage fees and transfer taxes, if any, applicable to the sale of securities offered for his or her account in connection with any registrations, filings and qualifications made pursuant to this Agreement and the fees and disbursements of any counsel for such Holder.

6. Transfer of Registration Rights. The registration rights of a Holder under this Agreement with respect to any Registrable Stock may be transferred or assigned to (a) any transferee or assignee of such Registrable Stock who, after such transfer or assignment, holds at least ten thousand (10,000) shares of Registrable Stock previously held by such Holder or (b) an Affiliate of such Holder; provided, however, that (i) such Holder shall give Acquiror written notice at or prior to the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which the rights under this Agreement are being transferred (or in the case of such Holder’s death or incapacity, Holder’s executor, administrator, heir or legatee, as the case may be, shall give written notice with the above-mentioned information as soon as practicable after such transfer); (ii) such transferee shall agree in writing, in form and substance reasonably satisfactory to Acquiror, to be bound as a Holder by the provisions of this Agreement; and (iii) immediately following such transfer the further disposition of such securities by such transferee is restricted under the 1933 Act.

7. Indemnification. In the event any Registrable Stock is included in a Registration Statement under this Agreement:

(a) Acquiror shall indemnify and hold harmless each Holder, such Holder’s directors and officers, each person who participates in the offering of such Registrable Stock, including underwriters (as defined in the 1933 Act), and each person, if any, who controls such Holder or participating person within the meaning of the 1933 Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in the Registration Statement on the effective date thereof (including any prospectus filed under Rule 424 under the 1933 Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse each such Holder, such Holder’s directors and officers, and such participating person or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Acquiror; provided, further, that Acquiror shall not be liable to any Holder, such Holder’s directors and officers, participating person or controlling person in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with the Registration Statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, such Holder’s directors and officers, participating person or controlling person expressly for use in connection with such registration; provided, further, that Acquiror shall not be liable to any Holder, such Holder’s directors and officers, participating person or controlling person in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an offer or sale by such Holder in violation of any of such Holder’s obligations under Section 3(c). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Holder, such Holder’s directors and officers, participating person or controlling person, and shall survive the transfer of such securities by such Holder and any termination of this Agreement.

(b) Each Holder severally and not jointly shall indemnify and hold harmless Acquiror, each of its directors and officers, each person, if any, who controls Acquiror within the meaning of the 1933 Act, and each agent and any underwriter for Acquiror (within the meaning of the 1933 Act) against any losses, claims, damages or liabilities, joint or several, to which Acquiror or any such director, officer, controlling person, agent or underwriter may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) that arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in the Registration Statement (including any prospectus filed under Rule 424 under the 1933 Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of such Holder expressly for use in connection with such registration; and each such Holder shall reimburse any legal or other expenses reasonably incurred by Acquiror or any such director, officer, controlling person, agent or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder; provided, further, that the liability of each Holder hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the net proceeds from the sale of the shares sold by such Holder under such Registration Statement bears to the total net proceeds from the sale of all securities sold thereunder, but not in any event to exceed the net proceeds received by such Holder from the sale of Registrable Stock covered by such Registration Statement.

(c) Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in and assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party; provided, however, that an indemnified party shall have the right to retain its own counsel, with all fees and expenses thereof to be paid by the indemnifying party (if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding), and to be apprised of all progress in any proceeding the defense of which has been assumed by the indemnifying party. The failure to notify an indemnifying party promptly of the commencement of any such action, if and to the extent materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 7, but the omission so to notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 7.

(d) To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations, provided that in no event shall any contribution by a Holder under this Section 7(d) exceed the net proceeds from the offering received by such Holder. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages or liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 7(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

8. General Provisions.

(a) Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, transmitted by facsimile (with confirmation of successful electronic transmission), delivered by nationally recognized overnight courier or if deposited in the U.S. mail by registered or certified mail, return receipt requested, postage prepaid. Notices shall be delivered at the addresses set forth in the signature page hereto. Any party hereto may by notice so given change its address or facsimile number for future notices hereunder. Notice shall conclusively be deemed to have been given when personally delivered or on the third business day after deposit in the mail in the manner set forth above.

(b) Entire Agreement; Independence of Obligations. This Agreement and the Purchase Agreement constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof. In the event of any conflict between this Agreement and the Purchase Agreement, the terms of this Agreement shall control.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without regard to conflicts of law principles.

(d) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

(e) Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors, transferees (pursuant to Section 6) and assigns, any rights or remedies under or by reason of this Agreement.

(f) Successors and Assigns. Subject to the provisions of Section 6, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors, transferees and permitted assigns of the parties hereto.

(g) Captions. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

(j) Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Acquiror Common Stock, then, upon the occurrence of any subdivision, combination or share dividend of such class of shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

(k) Arbitration of Disputes. Any disputes arising under this Agreement shall be subject to the arbitration provisions set forth in Article IX of the Purchase Agreement.

(l) Amendments and Waivers. The provisions of this Agreement may not be amended, qualified, modified or supplemented, and waivers of, or consents to, non-compliance with the provisions hereof may not be given, without the written consent of Acquiror and Holders of a majority of the Registrable Stock then held by all Holders. Each Holder of Registrable Stock at the time of any amendment, modification, waiver or consent pursuant to this Section 7(l) shall be bound by such amendment, modification, waiver or consent, whether or not any notice or writing indicating such amendment, modification, waiver or consent is delivered to such Holder.

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IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first written above.

Kana Software, Inc.

By:	/s/ Michael S. Fields
Name:	Michael S. Fields
Title:	Chief Executive Officer

HOLDER:

By:	/s/ Chad A. Wolf

HOLDER:

By:	/s/ Stephen P. Raye

HOLDER:

By:	/s/ Kenneth C. Heubel

HOLDER:

By:	/s/ Allen Bonde Jr.

HOLDER:

By:	/s/ Mark A. Angel

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